UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)             April 14, 2014

Popeyes Louisiana Kitchen, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-32369	58-2016606
(Commission File Number)	(IRS Employer Identification No.)

400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia	30346
(Address of Principal Executive Offices)	(Zip Code)

(404) 459-4450

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2014, Popeyes Louisiana Kitchen, Inc. (the “Company”) announced that H. Melville Hope, III, the Company’s Senior Vice President and Chief Financial Officer, will leave the company effective May 23, 2014 (the “Departure Date”), to pursue other opportunities.

On April 14, 2014, the Company entered into (1) a Separation Agreement and General Release (the “Separation Agreement”) with Mr. Hope, to provide for the terms of Mr. Hope’s departure, and (2) an Independent Contractor Agreement (the “Consulting Agreement”) with Mr. Hope, to provide for the terms on which Mr. Hope will provide transition-related consulting services to the Company.

Pursuant to the Separation Agreement, the Company will pay Mr. Hope a lump sum cash payment of $792,000, payable on November 24, 2014. Mr. Hope will also receive (1) immediate vesting of any unvested rights under any restricted stock or stock options (except for any stock options or restricted stock for which the performance criterion required for exercise has not been previously satisfied), and (2) prorated vesting (based on the Departure Date) of his rights under outstanding performance share awards. Mr. Hope will also provide a general release to the Company of employment-related claims.

Pursuant to the Consulting Agreement, Mr. Hope will provide consulting services to the Company from May 25, 2014 to September 24, 2014 (the “Term”). The Company will pay Mr. Hope $37,500 a month during this period, for a total payment of $150,000. The Consulting Agreement also provides for a non-compete covenant for Mr. Hope during the Term and for eight months thereafter.

Item 7.01. Regulation FD Disclosure.

On April 14, 2014, the Company issued a press release in connection with Mr. Hope’s departure. A copy of the press release is furnished as Exhibit 99.1

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated April 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Popeyes Louisiana Kitchen, Inc.

Date: April 17, 2014	By:	/s/ Harold M. Cohen
Harold M. Cohen
Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated April 14, 2014.